Exhibit 3.16

ARTICLES OF INCORPORATION

OF

LIFECARE HOSPITALS OF DAYTON, INC.

I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the General Corporation Law of the State of Nevada, as amended (the “Act”), do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I.

NAME

The name of the corporation is LifeCare Hospitals of Dayton, Inc.

ARTICLE II.

DURATION

The period of its duration is perpetual.

ARTICLE III.

PURPOSE

The corporation is organized for the purpose of transacting any and all lawful business for which corporations may be incorporated under the Act.

ARTICLE IV.

SHARES

4.01. Authorized Shares. The corporation shall have the authority to issue an aggregate of 1,000 shares of capital stock, consisting of one class of Common Stock of par value of $.01 per share.

4.02. Voting. At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by such stockholder for as many persons as there are directors to be elected and for whose election such stockholder has a right to vote.

4.03. Cumulative Voting Denied. It is expressly prohibited for any stockholder to cumulate such stockholder’s votes in any election of directors.

4.04. Majority Controls. With respect to any action to be taken by the stockholders for which the Act requires the vote or concurrence of the holders of more than a majority of the shares of the Corporation’s Common Stock, or any class or series thereof, such action shall be deemed to have been approved upon the vote or concurrence of the holders of a majority of such Common Stock, or any class or series thereof, as the case may be, notwithstanding any provision of the Act to the contrary.

4.05. Action by Written Consent. Any action required to be taken by the Act at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote, if one or more written consents setting forth the actions so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes which would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

4.06. No Preemptive Rights. No stockholder of this corporation shall, by reason of such stockholder’s holding shares of any class, have any preemptive or preferential right to purchase or subscribe to shares of any class of this corporation, now or hereafter authorized, or shares thereof held in the treasury of this corporation, or any notes, debentures, bonds or other securities convertible into, or carrying options or warrants to purchase, shares of any class now or hereafter authorized, whether issued for cash or other consideration or by way of dividend or otherwise.

ARTICLE V.

COMMENCEMENT OF BUSINESS

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money paid, labor done or property actually received.

ARTICLE VI.

REGISTERED OFFICE AND AGENT

The street address of the corporation’s initial registered office is 6100 Neil Road, Suite 500, Reno Nevada 89511 and the initial registered agent at such address shall be The Corporation Trust Company of Nevada.

ARTICLE VII.

INDEMNIFICATION

7.01 Indemnification. The corporation shall indemnify, and advance expenses to (i) persons who are or were a director, officer, employee or agent of the corporation and any person who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise; and (ii) persons who are not or were not directors, officers, employees or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (such persons referred to in (i) and (ii) above collectively referred to as the “Corporate Functionaries”) against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative; (b) any appeal in such an action, suit or proceeding; or (c) any inquiry or investigation that could lead to such an action, suit, or proceeding, to the full extent permitted by the Act. A Corporate Functionary is considered to be serving on an employee benefit plan at the corporation’s request if such person’s duties to the corporation also impose duties on, or otherwise involve services by, such person to the plan or to the participants in or beneficiaries of the plan.

7.02 Non-Exclusivity. The rights of indemnification provided for in this Article VII shall be in addition to any rights to which any Corporate Functionary may be entitled under any bylaw, agreement, or vote of the stockholders or disinterested directors, pursuant to the direction (howsoever embodied) of any court of competent jurisdiction, or otherwise. The provisions of the Article VII shall not be deemed to preclude the indemnification of, and advancement of expenses to, any person who is not a Corporate Functionary but whom the corporation has the power or obligation to indemnify under the Act or otherwise.

7.03 Insurance. The corporation may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against such Corporate Functionary or incurred by such Corporate Functionary in such a capacity or rising out of such Corporation Functionary’s status as such a person, whether or not the corporation would have the power to indemnify against the liability under this Article VII.

7.04 “Corporation” Defined. For the purposes of this Article VII, the term “corporation” includes any domestic or foreign predecessor entity of the corporation in a merger, consolidation or other transaction at which the liabilities of the predecessor are transferred to the corporation by operation of law or in any other transaction in which the corporation assumes the liabilities of the predecessor but does not specifically exclude liabilities that are the subject matter of this Article VII.

7.05 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Corporate Functionary and shall inure to the benefit of the heirs and legal representatives of such person.

ARTICLE VIII.

INTERESTED DIRECTORS AND OFFICERS

8.01. Validity Unaffected.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because such person’s or persons’ votes are counted for such purpose, if:

(1) The material facts as to such person’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(2) The material facts as to such person’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

(b) Participation In Meeting. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

ARTICLE IX.

LIMITED LIABILITY OF DIRECTORS

To the full extent permitted by applicable law, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for an act or omission in the director’s capacity as a director, provided that this Article shall not eliminate or limit a director’s personal liability to the extent such director is found liable for an act or omission involving the following:

(a) A breach of the director’s duty of loyalty to the corporation or its stockholders;

(b) An act or omission not in good faith that constitutes a breach of duty of the director or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c) A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

(d) An act or omission for which the liability of a director is expressly provided by an applicable statute.

Any repeal or amendment of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director is not personally liable as set forth in the foregoing provisions of this Article, a director’s personal liability shall be further limited to the full extent permitted by any amendment to the Act, without further action by the stockholders of the corporation.

ARTICLE X.

INITIAL BOARD OF DIRECTORS

The number of directors that shall constitute the whole Board of Directors shall be seven (7), provided however that such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws, provided that the number of directors of the corporation shall be not less than one (1). The name and address of the initial member of the Board of Directors who shall serve as such until the first annual meeting of the stockholders or until his successor shall be elected and qualified is as follows:

Names	Addresses
David Donini	6161 Harry Hines Boulevard, Suite 106
Dallas, Texas 75235

Donald Edwards	6161 Harry Hines Boulevard, Suite 106
Dallas, Texas 75235

Ann M. George	6161 Harry Hines Boulevard, Suite 106
Dallas, Texas 75235

John F. George, Jr., M.D.	6161 Harry Hines Boulevard, Suite 106
Dallas, Texas 75235

David B. LeBlanc	6161 Harry Hines Boulevard, Suite 106
Dallas, Texas 75235

Bruce Rauner	6161 Harry Hines Boulevard, Suite 106
Dallas, Texas 75235

Charles Glew	6161 Harry Hines Boulevard, Suite 106
Dallas, Texas 75235

ARTICLE XI.

INCORPORATOR

The name and address of the incorporator is as follows:

Name	Address
Amy R. Yeager	1601 Elm Street
Suite 3000
Dallas, Texas 75201-4701

(The next page is the signature page)

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand effective as of this 17th day of March, 2000.

/s/ Amy R. Yeager
Amy R. Yeager

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

On this 17th day of March, 2000, before me, a Notary Public, personally appeared Amy R. Yeager who acknowledged that he executed the above instrument.

/s/ Lu Gruble
Notary Public in and for the State of Texas